EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Citi Trends, Inc.:

We consent to the use of our reports dated April 11, 2007, with respect to the balance sheets of Citi Trends, Inc. as of February 3, 2007 and January 28, 2006, and the related statements of income, stockholders’ equity, and cash flows for the fiscal years ended February 3, 2007, January 28, 2006, and January 29, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of February 3, 2007 and the effectiveness of internal control over financial reporting as of February 3, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” as of January 29, 2006, the adoption of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” as of July 6, 2003 and the adoption of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” as of January 28, 2006.

/s/  KPMG LLP

Jacksonville, Florida
May 9, 2007